EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2021

ELK GROVE VILLAGE, Ill., July 22, 2021 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2021. Revenues decreased to $277.7 million in fiscal year 2021 from $281.0 million in the prior fiscal year. Net income increased to $1,541,019 in fiscal year 2021 compared to a net income of $443,102 in fiscal year 2020. Basic and diluted earnings per share for the fiscal year ended April 30, 2021 were $0.36 each, compared to basic and diluted earnings per share of $0.10 each in fiscal year 2020.

For the fourth quarter of fiscal year 2021, revenues increased to $76.0 million compared to $64.8 million for the same quarter in the prior fiscal year. Net income increased to $1,565,559 in the fourth fiscal quarter of 2021 compared to a net loss of $362,067 in fiscal year 2020. Basic and diluted earnings per share for the fiscal year 2021 fourth quarter were $0.37 and $0.36, respectively, compared to basic and diluted loss per share of $0.09 each for the same period of fiscal year 2020.

Commenting on SigmaTron’s results for both the fourth quarter and fiscal year ending April 30, 2021, Gary R. Fairhead, President, Chief Executive Officer, and Chairman of the Board, said, “SigmaTron is pleased to report a very strong fourth quarter for fiscal 2021.  We posted pre-tax profits of $1.9 million on revenue of $76.0 million.  This is one of the strongest quarters in recent memory for SigmaTron.  It continued the positive trend that we saw starting in our second quarter and accelerating in our third quarter of fiscal 2021.  Due to the strong results for the fourth quarter, I am also pleased to report that SigmaTron posted pre-tax profits of $2.1 million on revenue of $277.7 million for the fiscal year.  These results were achieved in spite of a horrible first quarter which was at the height of the COVID pandemic for SigmaTron.

“These results were obtained after incurring significant non-reoccurring expenses during the year.  These were related to changing our bank, COVID related expenses including reconfiguring our operations to provide a safe environment, and expenses related to our proposed acquisition of Wagz, Inc.  Furthermore, the continuing electronic component shortages in the marketplace have certainly led to a lower productivity on occasion, as the marketplace has remained volatile.  Putting all that together and remembering where we were a year ago, it is satisfying to end the year on such a strong note and to have a profitable fiscal 2021.

“Going forward, our backlog remains at an all-time high with demand staying strong across the vast majority of markets and customers we serve.  That’s the good news.  Furthermore, we have several new customers of significance that are starting in the first half of fiscal 2022 that are expected to result in continued revenue growth like we experienced in the fourth quarter of fiscal 2021.  The bad news is that the electronic component marketplace remains volatile in terms of both supply and price and it could well negatively impact our ability to ship the backlog on time.  This is a problem faced by almost every customer and competitor in the EMS industry, and we do not see it getting better anytime soon.  Our supply chain and operations teams have risen to the occasion day after day but challenges continue for the foreseeable future and it would seem they will remain for fiscal 2022.  We do not see any signs of weakening in the semiconductor demand across all markets, nor do we see any additional capacity coming online anytime soon.

“On July 13, 2021 we announced that we received full forgiveness of our Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan in the amount of approximately $6.3 million, which we had received pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) on April 23, 2020.

“Regarding the acquisition of Wagz, we signed an Agreement on July 19, 2021 and expect to close the transaction by September 30, 2021. Please refer to our press release dated July 21, 2021. A proxy will be sent to our shareholders in the second fiscal quarter of 2022.  We remain excited about the opportunities we believe the acquisition will bring to SigmaTron and its shareholders.

“As always, I want to thank our customers, supply chain, our bank, JPMorgan Chase, our Board of Directors and our dedicated employees who have persevered during this most difficult year.  In many cases, I believe the challenges raised by the pandemic have created stronger relationships with both our customers and our suppliers, which is rewarding in and of itself.  I’m pleased that we were able to report a profit for the entire fiscal year after the way the year started.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2021	2020	2021	2020

Net sales	76,043,944	64,769,921	277,718,672	281,042,482

Cost of products sold	68,036,179	59,276,626	252,766,475	255,937,592

Gross profit	8,007,765	5,493,295	24,952,197	25,104,890

Selling and administrative expenses	5,868,520	5,295,041	21,562,413	22,292,309

Operating income	2,139,245	198,254	3,389,784	2,812,581

Other expense	212,144	370,779	1,291,024	1,719,447

Income (loss) before income tax	1,927,101	(172,525)	2,098,760	1,093,134

Income tax expense	361,542	189,542	557,741	650,032

Net income (loss)	$1,565,559	($362,067)	$1,541,019	$443,102

Net income (loss) per common share - basic	$0.37	($0.09)	$0.36	$0.10

Net income (loss) per common share - assuming dilution	$0.36	($0.09)	$0.36	$0.10

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,357,478	4,242,508	4,301,981	4,270,050

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2021	2020

Assets:

Current assets	141,553,863	130,616,797

Machinery and equipment-net	34,186,918	33,935,760

Deferred income taxes	1,647,143	284,435
Intangibles	1,996,749	2,350,949
Other assets	14,788,734	8,891,090

Total assets	$194,173,407	$176,079,031

Liabilities and stockholders' equity:

Current liabilities	85,315,249	70,048,041

Long-term obligations	48,309,097	47,155,191

Stockholders' equity	60,549,061	58,875,799

Total liabilities and stockholders' equity	$194,173,407	$176,079,031

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095